PARTICIPATION AGREEMENT

THIS AGREEMENT, dated as of March 9, 2018, is between Wilshire Mutual Funds, Inc., a corporation organized under the laws of the State of Maryland (the "Trust") on behalf of itself and its series listed on Schedule A hereto, (each, a "Fund"), and Northern Lights Fund Trust ("NLFT"), on behalf of its series listed on Schedule B hereto (each an "Investing Fund").
WHEREAS, the Trust is registered with the U.S. Securities and Exchange Commission ("SEC") as an open-end management investment company under the Investment Company Act of 1940 (the "I 940 Act") and NLFT is registered with the SEC as an open end management investment company under the 1940 Act;
WHEREAS, Section 12(d)(l )(A) and (B) of the 1940 Act limits the ability of an investment company, in combination with its affiliates, to invest in shares of another investment company, and therefore limits the ability of an Investing Fund, in combination with its affiliates, to invest in shares of a Fund;
WHEREAS, NLFT, on behalf of each Investing Fund, has obtained an order from the SEC, Investment Company Act Release No. 33008 (February 21, 2018) (the "Order"), that permits the Investing Fund, in combination with its affiliates, to invest in each Fund in excess of the limits set forth in Section 12(d)(l )(A) and (B) in accordance with the conditions of the Order and the representations in the application filed to obtain such order (the "Application");

WHEREAS, under the Order, each Investing Fund must enter into a Participation Agreement with the Trust prior to acquiring a Fund's outstanding voting securities ("Shares") in excess of the limits imposed by Section 12(d)(l)(A); and
WHEREAS, an Investing Fund may, from time to time, invest in Shares in excess of the limitations of Section l 2(d)(l )(A) and (B) in reliance on the Order;
NOW THEREFORE, the Trust and NLFT, on behalf of the Investing Fund, agree as follows:

1.	Representations and Obligations of the Funds.

(a)    Pursuant to Condition 8 of the Order, the Trust, on behalf of its Funds, represents that the board of directors of the Trust ("Trust Board") and the Fund's investment adviser ("Adviser") understand the terms and conditions of the Order and that each agrees to fulfill its responsibilities under the Order.

(b)    The Trust, on behalf of the Funds, acknowledges that receipt of any compensation by (i) an affiliated person of an Investing Fund, or an affiliated person of such person, for the purchase by the Investing Fund of Shares of a Fund, or (ii) an affiliated person of a Fund, or an affiliated person of such person, for the sale by the Fund of its shares to an Investing Fund is subject to Section l 7(e) of the 1940 Act.

2.	Representations and Obligations of the Investing Fund.

(a)    Pursuant to Condition 8 of the Order, the Investing Fund represents that the board of trustees of the Investing Fund ("Investing Fund Board") and the Investing Fund's investment adviser understand the terms and conditions of the Order and that each agrees to fulfill its responsibilities under the Order. The Investing Fund further represents that each of the foregoing applicable parties understands that the Order pertains only to investments in the Trust and not to investments in any other investment company. The Investing Fund will not acquire Shares in excess of the limits of Section 12(d)(l)(A) until the Investing Fund and the Trust have executed this Agreement.

(b)    Pursuant to Condition 8 of the Order, at the time of any investment by an Investing Fund in the Fund in excess of the 3% limit in Section 12(d)(l)(A)(i), the Investing Fund will promptly notify a Fund in writing, as described in Section 4 below, of its investment in the Fund and transmit to the Fund a list of the names of each Investing Fund Affiliate and Underwriting Affiliate (each as defined in the Order). The Investing Fund will notify the Trust of any change to the lists as soon as reasonably practicable after a change occurs. The Investing Fund will promptly notify the Trust in writing at the time its investment in Shares of a Fund falls below the limits of Section 12(d)(l)(A)(i).

(c)    Each Investing Fund will promptly notify a Fund in writing of any purchase or acquisition of shares of the Fund that causes such Investing Fund to hold 5% or more of such Fund's total outstanding voting securities or causes such Investing Fund or other investment companies and companies controlled by the Investing Fund to hold I 0% or more of any Fund's total outstanding voting securities.

(d)    To the extent an Investing Fund holds 5% or more of the Shares of a Fund, the Investing Fund agrees to vote the Shares in the same proportion as the vote of all other holders of Shares of such Fund.

(e)    If an Investing Fund exceeds the 5% or 10% limitations in Sections 12(d)(l)(A)(ii) or (iii), the Investing Fund, as required by the Application, will disclose in its prospectus in "plain English":

(I)	That it may invest in registered investment companies ("RICs"); and

(2) The unique characteristics of the Investing Fund investing in RICs, including but not limited to, the basic expense structure and additional expenses, if any, of investing in RICs.

(f)    Each Investing Fund represents that no insurance company sponsoring a registered separate account funding variable insurance contracts will be permitted to invest in the Investing Fund, unless the insurance company has certified to the Investing Fund that the aggregate of all fees and charges associated with each contract that invests in the Investing Fund, including fees and charges of the separate account, Investing Fund and Fund levels, will be reasonable in relation to the services rendered, the expenses to be incurred and the risks assumed by the insurance company. The Investing Fund also represents that no insurance company sponsoring a separate account that invests in the Investing Fund will be an affiliated person of the Funds.

(g)    Each Investing Fund acknowledges that receipt of any compensation by (i) an affiliated person of an Investing Fund, or an affiliated person of such person, for the purchase by the Investing Fund of shares of a Fund, or (ii) an affiliated person of a Fund, or an affiliated person of such person, for the sale by the Fund of its shares to an Investing Fund is subject to section l 7(e) of the 1940 Act.

(ii)Each Investing Fund: (i) acknowledges that it has received a copy of the Order; agrees to adhere to the terms and conditions of the Order and this Agreement, including in particular conditions I, 2, 5, 8, IO and 11 and, with respect to Investing Funds that have an Investing Fund Board, with conditions 3 and 9, if applicable; agrees to participate in the proposed transactions in a manner that addresses the concerns underlying the Order; and (iv) agrees to promptly notify the Investing Fund if it fails to comply with the Order or this Agreement. The Investing Fund that is a management investment company represents that its investment adviser is registered, or exempt from registration, as an investment adviser under the Investment Advisers Act of 1940, as amended.

3.	Indemnification.

Each Investing Fund agrees to hold harmless and indemnify the Funds, including any principals, directors or trustees, officers, employees and agents of the Funds ("Trust Agents"), against and from any and all losses, expenses or liabilities incurred by or claims or actions ("Claims") asserted against the Funds, including any Trust Agent, to the extent such Claims result from (i) a violation or alleged violation by the Investing Fund or an Investing Fund Agent of any provision of this Agreement or (ii) a violation or alleged violation by the Investing Fund or an Investing Fund Agent of the terms and conditions of the Order, or any directors or trustees, officers, employees and agents ("Investing Fund Agent"), such indemnification to include any reasonable counsel fees and expenses incurred in connection with investigating and/or defending such Claims.

4.	Notices.

All notices, including all information that either party is required to provide under the terms of this Agreement and the terms and conditions of the Order, shall be in writing and shall be delivered by registered or overnight mail, facsimile, or electronic mail to the address for each party specified below (which address may be changed from time to time by written notice to the other party).

If to the Investing Fund:

Northern Lights Fund Trust c/o Gemini Fund Services 80 Arkay Drive, Suite 110
Hauppauge, NY 11788 Attn: General Counsel

If to the Trust:
Wilshire Associates Incorporated 1299 Ocean Avenue, Suite 700 Santa Monica, CA 9040 I
Attn: General Counsel

5.	Termination: Governing Law: Execution.

(a)    This Agreement will continue until terminated in writing by either party upon thirty (30) days' notice to the other party, provided, however, that in the event of a material breach of this Agreement by either party, the other party may terminate immediately by providing notice in writing thereof, and that the obligation of an Investing Fund in Section 2(d) above shall survive the termination of this Agreement. This Agreement is binding upon and inures to the benefit of the patties hereto, and their respective successors and assigns. This Agreement may not be assigned by either party without the prior written consent of the other. Unless indicated otherwise, any term used but not defined herein shall be construed as defined in the Order.

(b)    This Agreement will be governed by Delaware law without regard to choice of law principles.

(c)    Any dispute arising out of or related to this Agreement that cannot be settled by the parties will be settled by binding arbitration before a panel of three (3) arbitrators in accordance with and subject to the Commercial Arbitration Rules of the American Arbitration Association then applicable. The arbitration hearings will be held in New York, New York.

(d)    The parties may execute this Agreement in multiple counterparts, each of which constitutes an original, and all of which collectively constitute only one Agreement. The signature of all of the patties need not appear on the same counterpa1t. This Agreement is effective upon delivery of one executed counterpart from each party to the other.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

Wilshire Mutual Funds, Inc., on behalf of its series listed on Schedule A:

/s/ Jason Schwarz
Name: Jason Schwarz
Title: President

Northern Lights Fund Trust on
behalf of its series listed on Schedule B:

/s/ Stephanie Sheare
Name: Stephanie Sheare
Title: Secretary

SCHEDULE A

LIST OF FUNDS

Wilshire Large Company Growth Fund Wilshire Large Company Value Fund Wilshire Small Company Growth Fund Wilshire Small Company Value Fund Wilshire International Equity Fund Wilshire Income Opportunities Fund Wilshire 5000 Index Fund

SCHEDULEB

RiskPro® PFG Aggressive 30+ Fund RiskPro® PFG 30+ Fund
RiskPro® 30+ Fund

RiskPro® Aggressive 30+ Fund RiskPro® Dynamic 15-25 Fund RiskPro® Dynamic 20-30 Fund RiskPro® PFG Balanced 20-30 Fund RiskPro® PFG Equity 30+ RiskPro® PFG Global 30+ RiskPro® Tactical 0-30 Fund RiskPro® PFG 0-15 Fund
RiskPro® Alternative 0-15 Fund